Exhibit 99.1

Press Release

Investor and Media Contact: Whitney Finch

Vice President of Investor Relations

813.421.7694

wfinch@walterinvestment.com

FOR IMMEDIATE RELEASE

May 3, 2016

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

FIRST QUARTER 2016 HIGHLIGHTS AND FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced operational highlights and financial results for the quarter ended March 31, 2016.

First Quarter 2016 Operational Highlights and Recent Developments

•	Earnings negatively impacted by significant rate decline in the quarter

•	Launched major customer service and operating efficiency initiatives

•	Total serviced portfolio of $275.7 billion UPB, 3% growth as compared to December 31, 2015; ranked nationally as a top 10 servicer(1)

•	$17.5 billion of UPB added to the serviced book of business through a combination of approximately $10.0 billion of sub-servicing arrangements, MSR acquisitions and originated MSR

•	Servicing segment delivered AEBITDA margin of 12 bps

•	Originations funded volumes of $5.0 billion; ranked nationally as a top 15 originator(1)

•	Assisted approximately 12,000 homeowners in obtaining modifications and originated approximately 9,500 HARP loans

•	Transitioned approximately 1.4 million customers to the industry-standard MSP platform

•	Prepaid approximately $7.2 million in par value of debt at a discount for $6.3 million

First Quarter 2016 Financial Results

GAAP net loss for the quarter ended March 31, 2016 was $172.7 million, or ($4.85) per share, as compared to a GAAP net loss of $31.0 million, or ($0.82) per share for the quarter ended March 31, 2015. Included in the 2016 net loss are pre-tax, non-cash

(1)	By UPB. Source: most recent rankings issued by Inside Mortgage Finance
(2)	This calculation assumes an effective tax rate of 38%.

charges of $226.6 million resulting from changes in valuation inputs and other assumptions used in the fair value of assets and liabilities carried at fair value, or ($3.95) per share after tax(2). Adjusted EBITDA (“AEBITDA”) was $87.1 million and Adjusted Loss for the current quarter was $17.8 million after tax(2), or ($0.50) per share(2).

“First quarter performance was significantly impacted by the challenging rate environment. The decline in rates drove a volatile MSR market and negatively impacted results through the revaluation of mortgage servicing rights and accelerated prepayments,” said Denmar J. Dixon, Walter Investment’s Vice Chairman of the Board, Chief Executive Officer and President.

“We are moving with a sense of urgency to improve upon both the customer experience and our operating performance, and we are in the early stages of a transformation of the company. We are working to significantly lower our cost structure while redesigning our processes and driving a culture of excellence at Walter that puts our home-owning customers first,” continued Dixon.

First Quarter 2016 Financial and Operating Overview

Total revenue for the first quarter of 2016 was $66.8 million, a decrease of $244.1 million as compared to the prior year quarter, driven by $196.6 million lower net servicing revenue and fees reflecting a $197.3 million change in fair value charges to mortgage servicing rights. Additionally, the current quarter reflects $40.8 million lower net gains on sales of loans primarily due to a lower volume of locked loans in the current quarter as compared to the prior year quarter. This was partially offset by a shift in mix from the lower margin correspondent channel to the higher margin consumer channel and $19.8 million lower interest income on loans driven by the sale of the residual interests in seven of the Residual Trusts. The quarter also includes $12.4 million in higher other income driven by higher fair value gains related to charged-off loans due to an improvement in collections expectations over time.

Total expenses for the first quarter of 2016 were $343.4 million, 8% lower as compared to the prior year quarter, primarily driven by $15.2 million lower operating expenses due to a decrease in compensation, benefits and incentives resulting from a lower number of employees as compared to the prior year quarter, as well as a decrease in commissions caused by lower originations volume. The decreases were partially offset by higher severance costs and $10.6 million lower interest expense primarily due to the sale of the residual interests in seven of the Residual Trusts.

Segment Results

Results for the Company’s segments are presented below.

Servicing

During the first quarter of 2016, the Servicing segment added approximately $17.5 billion of UPB to the serviced book of business through a combination of MSR acquisitions, sub-servicing arrangements and originated MSR, ending the quarter with approximately 2.2 million total accounts serviced with a UPB of approximately $255.3 billion. Ditech is nationally ranked as a top 10 servicer by UPB. During the quarter, the Company experienced a net disappearance rate of 13.0% as compared to 13.8% in the prior year quarter which was aided by the retention performance of the Originations segment.

The Servicing segment had negative revenue of ($63.3) million in the first quarter of 2016, a $207.0 million decline as compared to first quarter of 2015, reflecting the impact of fair value charges to our mortgage servicing rights. Additionally, interest income on loans was lower in the current quarter as compared to the prior year quarter driven by the sale of the residual interests in seven of the Residual Trusts, partially offset by higher other income primarily due to higher fair value gains relating to charged-off loans resulting from an increase in expected collections over time.

Expense for the Servicing segment was $193.2 million, relatively flat as compared to the prior year quarter. The current quarter reflects $10.7 million lower interest expense as compared to the first quarter of 2015 primarily due to the sale of the residual interests in seven of the Residual Trusts, offset by $10.3 million higher operating expenses driven by higher legal expenses and costs associated with the conversion to the MSP platform. Current quarter expenses also included $10.8 million of depreciation and amortization costs.

The segment generated AEBITDA of $74.6 million, a decline of 28% as compared to the first quarter of 2015, primarily due to $8.8 million lower net interest income due to the sale of the residual interests in seven of the Residual Trusts, $4.4 million lower net gain on sales of loans, $3.8 million lower insurance revenue, higher legal expenses and elevated expenses related to efficiency and technology related initiatives including the conversion to MSP. The segment had an Adjusted Loss of $1.2 million for the first quarter of 2016 as compared to the prior year quarter’s Adjusted Earnings of $40.1 million, driven by the aforementioned items as well as $13.4 million of unfavorable changes in the fair value of servicing rights attributable to higher realization of cash flows reflecting the impact of accelerated prepayments.

Originations

Total pull-through adjusted locked volume for the first quarter of $4.6 billion declined as compared to $6.9 billion in the first quarter of 2015, primarily due to volume decreases in the correspondent lending channel resulting from an increase to return hurdles for acquired MSR and increased market competition. Funded loans in the current quarter totaled $5.0 billion, a decrease of 9.1% from the prior year quarter, with approximately 36% of that volume in the consumer lending channel and approximately 64% generated by the correspondent lending channel. Ditech is nationally ranked as a top 15 originator by UPB. The combined direct margin for the current quarter was 80 bps, an overall increase of 11 bps from the prior year quarter, consisting of a weighted average of 203 bps direct margin in the consumer lending channel and 24 bps direct margin in the correspondent lending channel as mix shifted from the lower margin correspondent channel to the higher margin consumer channel. The Originations business delivered a recapture rate of 26% for the current quarter.

The Originations segment generated revenue of $100.3 million in the first quarter of 2016, a 23% decline as compared to the prior year quarter primarily due to a $37.4 million decrease in net gains on sales of loans driven by a lower volume of locked loans during the current quarter as compared to the prior year quarter resulting from an increase in market competition within the correspondent lending channel and lower retention volumes as there was a slight market shift toward increased volumes of purchase money originations and away from refinancing volumes. These declines were partially offset by a $7.4 million increase in other revenues driven by higher origination fees. Expenses for the Originations segment of $83.9 million, which include $8.3 million of interest expense and $2.3 million of depreciation and amortization, declined 5% compared to the prior year quarter.

The segment generated Adjusted Earnings of $17.9 million and AEBITDA of $23.8 million for the first quarter of 2016, a decrease of $26.4 million and $23.0 million, respectively as compared to the prior year quarter, driven primarily by the lower net gain on sales of loans, partially offset by higher origination fee income.

Reverse Mortgage

The Reverse Mortgage business grew its serviced portfolio 9% as compared to the prior year to $20.4 billion of UPB at March 31, 2016. During the first quarter, the business securitized $188 million of HECM loans. Additionally during the quarter, the business entered into a new $100 million GNMA buy-out facility enhancing its liquidity position.

The Reverse Mortgage segment generated revenue of $44.1 million for the quarter, flat as compared to the prior year quarter. Current quarter revenues included a gain of $35.2 million due to the net impact of fair value relating to HECM loans and related HMBS obligations, $6.9 million in net servicing revenue and fees and $2.0 million of other revenues. Total expenses for the first quarter of $38.0 million were 34% lower as compared to the prior year period, primarily driven by $16.1 million lower curtailment expenses and $6.5 million lower salaries and benefits expense primarily due to lower commissions and bonuses as a result of lower origination volumes, coupled with fewer employees.

The segment reported an Adjusted Loss of $10.4 million and AEBITDA of ($9.5) million for the first quarter of 2016 as compared to Adjusted Loss of $1.3 million and break-even AEBITDA in the first quarter of 2015 reflecting lower securitization volumes and a reduction in net servicing revenue and fees.

Securitized and funded originations volumes decreased as compared to the prior year quarter as volumes were negatively impacted by the financial assessment rules and the effects of other regulatory changes, as well as operational disruption in the Reverse Mortgage retail channel and a decision to reduce participation in the correspondent market based on current pricing levels.

Other Non-Reportable Segment

The Other Non-Reportable segment generated insignificant revenue for the first quarter of 2016 as compared to revenue of $3.3 million in the first quarter of 2015. Revenues in the prior year quarter were primarily driven by $2.6 million gain related to the settlement of a receivable. Total expenses in the current quarter were $42.7 million, flat as compared to the prior year quarter, and included $35.9 million of interest expense related to corporate debt.

The Other non-reportable segment had an Adjusted Loss of $34.9 million and AEBITDA of ($1.7) million for the first quarter of 2016 as compared to an Adjusted Loss of $21.4 million and AEBITDA of $12.9 million in the first quarter of 2015. The approximate $14.0 million decline in each metric is driven primarily by the first quarter of 2015 including $14.4 million of income related to the sale of an investment accounted for using the equity method.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has approximately 5,700 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s first quarter results and other general business matters during a conference call and live webcast to be held on Tuesday, May 3, 2016, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides (which include supplemental information) which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future rules and regulations affecting our business, including those relating to the origination and servicing of residential loans, the management of third-party assets and the insurance industry (including lender-placed insurance), and changes to, and/or more stringent enforcement of, such rules and regulations;

•	increased scrutiny and potential enforcement actions by federal and state authorities;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings;

•	our dependence on U.S. government-sponsored entities (especially Fannie Mae) and agencies and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective residential loan and selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the origination and/or servicing requirements of the GSEs or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination, insurance agency or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated order resolving allegations arising from an FTC and CFPB investigation of Ditech Financial;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party and reputational risks;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities and maintain borrowing capacity under such facilities;

•	our ability to maintain or grow our servicing business and our residential loan originations business;

•	our ability to achieve our strategic initiatives, particularly our ability to: execute and complete balance sheet management activities; execute and realize improvements relating to our re-engineering project; make arrangements with potential counterparties; complete sales of assets to, and enter into other arrangements with, WCO; increase the mix of our fee-for-service business; reduce our debt; enhance efficiencies and streamline processes; and develop new business, including acquisitions of MSRs or entering into new subservicing arrangements;

•	uncertainties relating to the potential sale of substantially all of our insurance business, including (i) the outcome of an on-going review of aspects of such potential sale by certain regulatory authorities, (ii) our ability to finalize and execute agreements relating to such potential sale, and (iii) our ability to complete such potential sale;

•	changes in prepayment rates and delinquency rates on the loans we service or sub-service;

•	the ability of our clients and credit owners to transfer or otherwise terminate our servicing or sub-servicing rights;

•	a downgrade of, or other adverse change relating to, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•	our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from prior to, and following, the expiration of HARP, which is scheduled to occur on December 31, 2016, including uncertainty as to the number of “in-the-money” accounts we may be able to refinance;

•	risks associated with the origination, securitization and servicing of reverse mortgages, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, continued demand for HECM loans and other reverse mortgages, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•	risks and potential costs associated with the implementation of new technology such as MSP, the use of vendors or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage conflicts of interest relating to our investment in WCO and maintain our relationship with WCO; and

•	risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of the Company’s former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of us and our management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this press release should be regarded as a representation by any person that any target will be achieved and we undertake no duty to update any target. Please refer to the disclosures in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and our other filings with the SEC for important information regarding forward-looking statements and the use and limitations of non-GAAP financial measures. Because we do not predict special items that might occur in the future, and our outlook is developed at a level of detail different than that used to prepare GAAP financial measures, we are not providing a reconciliation to GAAP of any forward-looking financial measures presented herein.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	For the Three Months Ended March 31,
	2016	2015
REVENUES
Net servicing revenue and fees	$(105,762)	$90,887
Net gains on sales of loans	84,477	125,227
Interest income on loans	12,171	31,941
Net fair value gains on reverse loans and related HMBS obligations	35,208	30,774
Insurance revenue	10,367	14,131
Other revenues	30,310	17,897

Total revenues	66,771	310,857

EXPENSES
Salaries and benefits	132,639	147,228
General and administrative	129,606	128,647
Interest expense	64,248	74,871
Depreciation and amortization	14,423	16,632
Other expenses, net	2,506	4,047

Total expenses	343,422	371,425

OTHER GAINS (LOSSES)
Gain on extinguishment	928	—
Other net fair value losses	(2,144)	(872)
Other	(1,024)	11,762

Total other gains (losses)	(2,240)	10,890

Loss before income taxes	(278,891)	(49,678)
Income tax benefit	(106,189)	(18,670)

Net loss	$(172,702)	$(31,008)

Comprehensive loss	$(172,677)	$(30,981)

Net loss	$(172,702)	$(31,008)

Basic loss per common and common equivalent share	$(4.85)	$(0.82)
Diluted loss per common and common equivalent share	(4.85)	(0.82)

Weighted-average common and common equivalent shares outstanding — basic	35,579	37,718
Weighted-average common and common equivalent shares outstanding — diluted	35,579	37,718

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and cash equivalents	$194,418	$202,828
Restricted cash and cash equivalents	723,280	708,099
Residential loans at amortized cost, net (includes $4,554 and $4,457 in allowance for loan losses at March 31, 2016 and December 31, 2015, respectively)	549,078	541,406
Residential loans at fair value	12,543,396	12,673,439
Receivables, net (includes $14,118 and $16,542 at fair value at March 31, 2016 and December 31, 2015, respectively)	227,146	214,398
Servicer and protective advances, net (includes $120,082 and $120,338 in allowance for uncollectible advances at March 31, 2016 and December 31, 2015, respectively)	1,586,188	1,595,911
Servicing rights, net (includes $1,427,331 and $1,682,016 at fair value at March 31, 2016 and December 31, 2015, respectively)	1,528,044	1,788,576
Goodwill	371,695	367,911
Intangible assets, net	80,907	84,038
Premises and equipment, net	104,364	106,481
Other assets (includes $68,364 and $58,512 at fair value at March 31, 2016 and December 31, 2015, respectively)	223,205	200,364
Deferred tax assets, net	$148,214	$108,050

Total assets	$18,279,935	$18,591,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $20,795 and $6,475 at fair value at March 31, 2016 and December 31, 2015, respectively)	$629,753	$639,980
Servicer payables	630,267	603,692
Servicing advance liabilities	1,202,036	1,229,280
Warehouse borrowings	1,201,788	1,340,388
Servicing rights related liabilities at fair value	105,559	117,000
Corporate debt	2,155,356	2,157,424
Mortgage-backed debt (includes $564,832 and $582,340 at fair value at March 31, 2016 and December 31, 2015, respectively)	1,025,704	1,051,679
HMBS related obligations at fair value	10,697,435	10,647,382

Total liabilities	17,647,898	17,786,825

Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 35,632,811 and 35,573,405 shares at March 31,2016 and December 31, 2015, respectively	356	355
Additional paid-in capital	591,491	591,454
Retained earnings	39,352	212,054
Accumulated other comprehensive income	838	813

Total stockholders’ equity	632,037	804,676

Total liabilities and stockholders’ equity	$18,279,935	$18,591,501

Non-GAAP Financial Measures

We manage our Company in three reportable segments: Servicing, Originations and Reverse Mortgage. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are supplemental metrics utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) is defined as income (loss) before income taxes plus changes in fair value due to changes in valuation inputs and other assumptions; certain depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions (or step-up depreciation and amortization); goodwill impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries; share-based compensation expense; non-cash interest expense; restructuring costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including certain non-recurring costs; severance; gain or loss on extinguishment of debt; the net impact of the Non-Residual Trusts; and transaction and integration costs. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes; amortization of servicing rights and other fair value adjustments; interest expense on corporate debt; depreciation and amortization; goodwill impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries; share-based compensation expense; restructuring costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily certain non-recurring costs; the net provision for the repurchase of loans sold; non-cash interest income; severance; gain or loss on extinguishment of debt; interest income on unrestricted cash and cash equivalents; the net impact of the Non-Residual Trusts; the provision for loan losses; Residual Trust cash flows; transaction and integration costs; and servicing fee economics. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value due to changes in valuation inputs and other assumptions;

•	Adjusted EBITDA does not reflect the change in fair value resulting from the realization of expected cash flows; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our servicing rights related liabilities and corporate debt, although it does reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended March 31, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$(109,520)	$—	$6,909	$—	$(3,151)	$(105,762)
Gain on loan sales, net	(4,536)	87,982	—	—	1,031	84,477
Interest income on loans	12,158	13	—	—	—	12,171
Insurance revenue	10,367	—	—	—	—	10,367
Net fair value gains on reverse loans and related HMBS obligations	—	—	35,208	—	—	35,208
Other income	28,276	12,282	1,978	30	(12,256)	30,310

Total revenues	(63,255)	100,277	44,095	30	(14,376)	66,771

EXPENSES:
Interest expense	18,562	8,275	1,515	35,896	—	64,248
Depreciation and amortization	10,781	2,345	1,288	9	—	14,423
Other expenses, net	163,814	73,256	35,241	6,816	(14,376)	264,751

Total expenses	193,157	83,876	38,044	42,721	(14,376)	343,422

OTHER GAINS (LOSSES)
Gain (loss) on extinguishment of debt	—	—	—	928	—	928
Net fair value gains (losses)	91	—	—	(2,235)	—	(2,144)
Other	—	—	(1,024)	—	—	(1,024)

Total other gains (losses)	91	—	(1,024)	(1,307)	—	(2,240)

Income (loss) before income taxes	(256,321)	16,401	5,027	(43,998)	—	(278,891)
ADJUSTED EARNINGS (LOSS)
Changes in fair value due to changes in valuation inputs and other assumptions	240,329	—	—	—	—	240,329
Step-up depreciation and amortization	6,734	295	895	—	—	7,924
Step-up amortization of sub-servicing rights	2,929	—	—	—	—	2,929
Non-cash interest expense	(29)	—	—	2,867	—	2,838
Share-based compensation expense	781	(587)	313	352	—	859
Fair value to cash adjustment for reverse loans	—	—	(17,709)	—	—	(17,709)
Restructuring costs	1,881	1,796	—	227	—	3,904
Other	2,504	—	1,048	5,603	—	9,155

Total adjustments	255,129	1,504	(15,453)	9,049	—	250,229

Adjusted Earnings (Loss)	(1,192)	17,905	(10,426)	(34,949)	—	(28,662)
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	69,341	—	460	—	—	69,801
Interest expense on debt	2,735	—	—	33,030	—	35,765
Depreciation and amortization	4,047	2,050	393	9	—	6,499
Other	(335)	3,801	33	178	—	3,677

Total adjustments	75,788	5,851	886	33,217	—	115,742

Adjusted EBITDA	$74,596	$23,756	$(9,540)	$(1,732)	$—	$87,080

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended March 31, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$81,827	$—	$11,406	$—	$(2,346)	$90,887
Gain on loan sales, net	(91)	125,416	(98)	—	—	125,227
Interest income on loans	31,916	25	—	—	—	31,941
Insurance revenue	14,131	—	—	—	—	14,131
Net fair value gains on reverse loans and related HMBS obligations	—	—	30,774	—	—	30,774
Other income	15,980	4,859	1,845	3,293	(8,080)	17,897

Total revenues	143,763	130,300	43,927	3,293	(10,426)	310,857

EXPENSES:
Interest expense	29,225	7,813	1,099	36,734	—	74,871
Depreciation and amortization	11,473	3,187	1,968	4	—	16,632
Other expenses, net	153,503	77,502	54,317	5,026	(10,426)	279,922

Total expenses	194,201	88,502	57,384	41,764	(10,426)	371,425

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(234)	—	—	(638)	—	(872)
Other	—	—	—	11,762	—	11,762

Total other gains (losses)	(234)	—	—	11,124	—	10,890

Income (loss) before income taxes	(50,672)	41,798	(13,457)	(27,347)	—	(49,678)

ADJUSTED EARNINGS (LOSS)
Changes in fair value due to changes in valuation inputs and other assumptions	73,771	—	—	—	—	73,771
Step-up depreciation and amortization	7,044	1,170	1,328	—	—	9,542
Step-up amortization of sub-servicing contracts	4,887	—	—	—	—	4,887
Non-cash interest expense	755	—	—	2,564	—	3,319
Share-based compensation expense	2,005	797	536	85	—	3,423
Fair value to cash adjustments for reverse loans	—	—	(4,355)	—	—	(4,355)
Curtailment expense	—	—	16,074	—	—	16,074
Restructuring costs	405	191	—	540	—	1,136
Other	1,946	337	(1,399)	2,789	—	3,673

Total adjustments	90,813	2,495	12,184	5,978	—	111,470

Adjusted Earnings (Loss)	40,141	44,293	(1,273)	(21,369)	—	61,792
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	56,272	—	555	—	—	56,827
Interest expense on debt	2,596	—	1	34,170	—	36,767
Depreciation and amortization	4,429	2,017	640	4	—	7,090
Other	(318)	403	74	61	—	220

Total adjustments	62,979	2,420	1,270	34,235	—	100,904

Adjusted EBITDA	$103,120	$46,713	$(3)	$12,866	$—	$162,696

Reconciliation of GAAP Loss Before Income Taxes to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended
	March 31, 2016	March 31, 2015
Loss before income taxes	$(278.9)	$(49.7)
Add/(Subtract):
Amortization of servicing rights and other fair value adjustments	313.1	135.5
Interest expense	38.6	40.1
Depreciation and amortization	14.4	16.6
Curtailment expense	—	16.1
Share-based compensation expense	0.9	3.4
Fair value to cash adjustment for reverse loans	(17.7)	(4.3)
Restructuring costs	3.9	1.1
Other	12.8	3.9

Sub-total	366.0	212.4

Adjusted EBITDA	$87.1	$162.7

Reconciliation of GAAP Loss Before Income Taxes to

Non-GAAP Adjusted Earnings (Loss)

(in millions, except per share amounts)

	For the Three Months Ended
	March 31, 2016	March 31, 2015
Loss before income taxes	$(278.9)	$(49.7)
Add/(Subtract):
Changes in fair value due to changes in valuation inputs and other assumptions	240.3	73.8
Curtailment expense	—	16.1
Step-up depreciation and amortization	7.9	9.5
Step-up amortization of sub-servicing rights	2.9	4.9
Share-based compensation expense	0.9	3.4
Non-cash interest expense	2.8	3.3
Fair value to cash adjustment for reverse loans	(17.7)	(4.3)
Restructuring costs	3.9	1.1
Other	9.2	3.7

Adjusted Earnings (Loss)	$(28.7)	$61.8
Adjusted Earnings (Loss) after tax (38% in 2015 and 2016)	(17.8)	38.3
Adjusted Earnings (Loss) after taxes per common and common equivalent share	$(0.50)	$1.02